Exhibit 99.1

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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          MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Nicole and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb Fourth Quarter 2008 Earnings Conference Call. [Operator Instructions] Thank you. I would now like to turn the call over to Mr. Todd Fromer to begin. Please go ahead, sir.
Todd Fromer, KCSA Strategic Communications

Thank you, Nicole. Before turning the call over to management I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confident and other similar expressions typically are used to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other factors that may effect PFSweb’s business, financial condition and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC to which your attention is directed.
Therefore actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements. During this call we’ll also present certain non-GAAP financial measures, EBITDA, adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales, and certain ratios that use these measures.
In our press release with financial tables issued earlier this week, which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of the investors and should be considered in addition to and not instead of GAAP measures.
At this time it is now my pleasure to turn the floor over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman, Senior Partner – Chief Executive Officer

Good morning, Todd. I appreciate the introduction and good morning, everyone. This is Mark Layton, Chief Executive of PFSweb, and I thank you for your time this morning.
I’d like to welcome you to our 2008 Fourth Quarter and Year End Conference Call. With me today as always is Tom Madden, our Chief Financial Officer and Mike Willoughby, President of our Services business.
This morning we will provide you with an overview of our financial results for the fourth quarter and add some color on the events that shaped the quarter and the year ended December 31, 2008, as well an update on certain items applicable to the calendar year of 2009. Following the prepared remarks, Tom, Mike and I will be available for questions. I do want to apologize for the one day delay in the scheduling of this call as we just had the other scheduling conflicts that arose that just required us to modify the call scheduling.

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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On Tuesday of this week, we released our 2008 full-year and fourth-quarter results. We were pleased to be able to report that these results fall into the adjusted EBITDA and non-GAAP net income range we targeted for 2009 at the beginning of the year. In light of the challenging economic – actually that’s the targets for 2008, my apologies. In light of the challenging economic environment that we’ve all been experiencing, we are particularly delighted to have been able to produce these solid results. My hat goes off to my entire leadership team here in the U.S., Canada, Europe and Manila, who I believe have done a fantastic job reacting to the challenges of this difficult business environment and adapting our operations to ensure we achieved a desirable outcome.
For 2008, as we’ll discuss this morning, we reported $10.1 million of adjusted EBITDA and $1.9 million of non-GAAP net income, both of which are within our previously provided guidance for 2008. 2008 represents our second consecutive year of positive non-GAAP net income and positive free cash flow. And our December 2008 quarter marks our seventh consecutive quarter of positive non-GAAP net income performance.
These consolidated financial results speak directly to the variable cost structure of our business. This structure offers us the flexibility to quickly make adjustments to our cost structure in an effort to offset challenges in the economy or changes in our clients’ needs that might arise. As we have seen over the past year, this variable ability allows us to move quickly and is a significant advantage for us and our clients as we believe it gives our clients confidence in PFSweb as a partner because of our ability to adapt, change and react quickly to a rapidly evolving business environment, particularly the one we’ve experienced together over the last six months.
With these full year results as a backdrop, let me now provide you a few key operating highlights before I give the mic over to Tom and to Michael to fill in the details. First, I’d like to point out our Services business in 2008 saw a 15% increase in service fee revenue. As Mike will discuss further, our development of a complete end-to-end service product offering, which we launched in early 2008, has driven increased activity from the online retail segment of our client base and has led us to where we currently sit with our largest, and what I believe to be, most exciting new business pipeline that we’ve had in many years. Mike will provide you some more details on that in a few minutes.
Second highlight I’d like to point out is that our eCOST.com retail business unit reported improving and encouraging trends during Q4 and throughout the year. Adjusted EBITDA performance improved year-over-year, and while revenue was down slightly due to the challenging economics in our business-to-business segment, our Business to Consumer segment within eCOST showed very solid growth throughout 2008 and particularly in calendar quarter four.
Third highlight. Given the challenging economic climate overall and the reduction in service fee revenue we will experience from the non-renewal of a large government contract as we’ve disclosed previously, we took very strong and proactive steps during the first quarter of 2009 to right-size our organization to where we believe it’s better aligned with the current business climate. We believe that collectively these actions, as Tom will discuss further, will allow us to continue to target positive adjusted EBITDA in 2009 and positive free cash flow.
We’re pleased to have completed the renewal of all of our major credit facilities as well. These renewals have been done with terms that are materially similar to those under which we operated in previously.
In summary, I believe our business remains vibrant, viable and healthy. And again I want to acknowledge the outstanding work our leadership team from finance to operations to account management to new business development and beyond has done over the past six months. It’s a challenging environment, but our business has reacted well. It’s a great place to work, and I’m proud of our team.

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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With these items as a backdrop, I’ll now turn the call over to Mike Willoughby who will give you some additional details about the Services business specifically. Michael?
Michael Willoughby, Senior Partner – President, PFSweb Services Division

Thank you, Mark. And good morning, everyone. Before beginning my comments, I’d like to remind you that when I refer to our Services business segment in my comments, I’m including both our Supplies Distributors and our PFS Service Fee business, since both of these business operate the same way although they have a different financial model underneath.
As of December 31, 2008 our Services business had about 40 clients. And this includes a number of clients that were ramping up new programs throughout the year. These client programs include Urban Brands Ashley Stewart, which was kicked off in May of 2008. Luxottica Group Sunglass Hut, which was implemented in the December quarter, and Sephora which is a division of Moet Hennessy Louis Vuitton or LVMH, which launched in the December quarter. And there are certain other new clients that we signed during the year that will begin ramping up in calendar year 2009.
We also started the implementation of several programs during the year for companies that we are unable yet to disclose their names, and this includes a previously announced master agreement with a luxury goods retailer where we’ll provide custom eCommerce solutions for three separate, but widely recognized luxury or fashion apparel brands. And we’re providing a comprehensive end to end eCommerce solution for each one of these brands. The agreement with this company leverages our warehouse, order fulfillment, and logistic services to support each brand uniquely. We’re very excited that the master agreement has the potential to expand through the addition of other brands that are owned by this company.
We’re also really encouraged by the success of this new relationship, and we believe it validates our approach to target luxury and prestige brand holding companies, or portfolio companies, where a single contract relationship may lead to multiple, valuable brand engagements. We believe our end to end solution is uniquely positioned in our industry to meet the needs of these brand holding companies where we can provide a single solid infrastructure and provide tremendous leverage to our client and economies of scale, while still providing a custom branded experience for each brand. And I think this is really critical to the luxury and prestige brands that we’re targeting.
As we mentioned throughout 2008 and as Mark just touched on in his introductory comments, we believe our end to end commerce solution which we launched early in 2008 is a significant competitive differentiator, and we believe that differentiator will continue to help us compete for new business contracts in the future. This now proven and mature offering allows retailers and branded consumer good manufacturers a complete outsourcing solution that we can customize to meet their individual unique needs. It allows these companies to do this without losing the site or brand control that’s been associated with earlier proprietary solutions offered by some of our competitors.
Our first end-to-end program utilizing the solution went live in August with the re-launch of the Roots.com site, for both the U.S. and the Canadian markets, and since then we’ve also launched the first site under the master agreement with the leading luxury goods retailer I just referred to. We expect to launch at least two additional brands under this master agreement during the remainder of 2009. We believe this expanded e-commerce capability has made us even more competitive and is playing an important role in helping us win large client agreements, particularly among prestige and luxury brands.
Concerning the new client agreements not previously disclosed, as Mark mentioned, we’ve entered into one new client relationship, and we are in the final contracting stage with three others. We’ll formally announce specific new agreements as permitted by our clients. However, our clients are

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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often hesitant to disclose their decision to outsource major portions of their operations, and we’re sensitive to their wishes as we back our commitment to be the brand behind the world’s leading brands.
We’re very pleased with these new client relationships and the continued confidence displayed by major brands in the strength of our solutions and in the strength of our company. We believe this confidence is further signaled by the significant increase in the quality and value of our new business pipeline, which has increased from prior levels to reach about $50 million in annual contract value total.
This figure includes the three deals that are in the final contracting stage. As Mark indicated in his earlier comments, we believe this is the most exciting new business pipeline that we’ve had in many years. And I join Mark in congratulating our entire team for their hard work during a difficult economic time to create significant new opportunities to grow our already impressive client portfolio. For us, winning new business is a big team effort, and I’m incredibly proud of our winning PFS team.
To summarize, we believe the recent new clients we have signed as well as our pipeline of pending proposals really demonstrates a strong demand for our global solution in the U.S. and European markets. Our solution meets the needs of large international corporations to reach consumers in new markets via the Internet without losing control of their brands and without and minimizes the risk of entering new markets. By utilizing our global e-commerce solution, market dominating brands are now empowered to quickly and aggressively tap into growth opportunities and maximize their existing online channel much more effectively and efficiently than was previously possible with an in house solution or a competing out source solution.
So we’re very excited about where we’re at, and I’ll turn over the mic to Mark for some highlights for our eCOST.com subsidiary. Mark?
Mark C. Layton, Chairman, Senior Partner – Chief Executive Officer

Thanks, Mike. Thank you for your comments. Now some specifics on our eCOST segment. As I mentioned in my opening, we are pleased with the progress we’re making particularly as we reflect on the growth we’re achieving in the Business to Consumer segment of eCOST at a time when many web commerce retail sites are reporting flat or even down results.
eCOST.com continues to drive extreme site improvements. Outside the box, our hitting approaches and most importantly our merchants working with our manufacturer and distributor partners are continuing to provide us with a constant and very attractive flow of aggressively priced products that we can offer to the eCOST.com customers. It’s exciting times at eCOST as we have some great tools that have been deployed by our IT team, and they are providing us a new horizon for growth.
As an example, in December of 2008, eCOST launched new technology enhancements to our proprietary and patented bargain countdown technology. These enhancements allowed our marketing team to then launch its latest marketing bonanza called the Outrageous Offer. The Outrageous Offer program, which is unveiled randomly multiple times each week with varying product selections, showcases outrageously low prices on a very limited selection of products and units allowing eCOST.com customers to share in the great flow of product deals that our merchants have sourced. As an example, in December 2008, eCOST showcased the Nintendo Wii for as low as $79. We showcased an Acer notebook for $89. Due to pricing sensitivity, these offers are generally only available to our Platinum Club members and are available only in very limited quantities.

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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Just a few key highlights I believe that are important indicators for eCOST as we look at the details of this business, first, adjusted gross margins increased 90 basis points from about 9% in Q4 of 2007 to about 9.9% in Q4 of 2008. This is a result of improvements in our product mix towards higher-margin products, improvements in our automated pricing logic, which has driven higher product margins, continuing optimization of our freight programs and strong growth in our Business to Consumer segment where the overall financial characteristics of the business transaction are better than that in our Business to Business segment.
Secondly, as we look at the eCOST business, unique visitor traffic, this is a statistic similar to shopper count in a traditional retail store, grew during the fourth quarter of 2008 about 45%. Getting more shoppers to our site is one critical factor to driving higher revenue volumes. The introduction of the new technological capabilities that allowed us to launch the new Outrageous Deal marketing program in December 2008, has met with huge acceptance. These deals have also driven huge new membership growth in our Platinum Club program where December 2008 memberships were up about 800% over the December 2007 quarter. This success has continued into 2009 as well as our Q1 2009 memberships are up about 650% versus the same quarter in 2008. What’s important is that our historical data shows us that club members buy three times more frequently than non-club members. And as such we’re excited about the customer-like value potential to this large group of new club members that we’ve added over the last few months.
So margins are up, visitor traffic’s up. Third, new customer activity is up as well. New customers showed strong growth in 2008 and particularly in the fourth quarter. We added about 48,000 new customers in the fourth quarter of 2008 compared to 32,000 new customers during the same period a year ago. And that’s an increase of about 50%. We believe the Outrageous Offer marketing program has also been critical to our success and new customer traffic. So margins are up, visitor traffic’s up, new customers are up.
And what’s probably most exciting financially is that even with these outstanding characteristics I’ve just covered, we spent less money to acquire a new customer in Q4 2008 than we did in Q4 2007. The estimated cost to acquire a new customer for the fourth quarter of 2008 was $4.74, excluding our catalog costs, compared to $5.33, also excluding catalog costs, for the fourth quarter of 2007. That’s $4.74 this year versus $5.33 a year ago.
We believe that we are perfecting a suite of viral marketing methods that bring customers to our site by word of mouth or personal recommendation. The buzz created by our outrageous offers we believe has certainly drawn new customers to our site. And it does so in a manner that’s very cost effective when compared to other marketing programs like affiliate advertising or shopping comparison engines or search engine marketing.
Our decision in late 2007 to focus our management and marketing efforts more on the Consumer segment versus the Business to Business segment is showing strong success as well, as supported by the data I’ve already discussed. Our Business to Consumer segment represented more than 70% of eCOST’s total revenue in the fourth quarter of 2008 and was up about 13% versus the same quarter in 2007. We’ve certainly not abandoned the B2B segment, but with our strong focus on continuing to improve the financial characteristics of the eCOST business, it behooves us to continue to focus most of our resources on the B2C segment given its substantially stronger financial characteristics. B2B revenue was down about $10 million in 2008 versus 2007 as we reduced focused sales resources, and adapted our margin objectives to help ensure that B2B order characteristics meet our overall financial objectives. During Q1 2009, we did experience some firming up of the B2B segment as revenues begun to stabilize at a higher gross margin point than we’ve experienced previously.
Over the past three years eCOST has gone through some tremendous transformation. We remain excited about its potential, and while the transformation path has been longer and more complex than I ever imagined, I remain confident of my target that this business segment will ultimately be a

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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strong contributor to growth and will provide solid financial contribution to our company overall in the future.
Further it’s important to note the additional intangible value that our eCOST segment has for our Services business in terms of its pioneering and innovation. eCOST, in addition to just being its own business, serves as a sort of development laboratory for new capabilities via new check out methods, customer acquisition models, customer life cycle analysis or virtual warehouse partnerships among many other developments. As we find successful tools that work for eCOST they then can become fully deployed and offered in our Services business as part of our services, expanded services offering.
In summary, eCOST continues to evolve in what I believe to be a very positive direction. When you peel back the layers of our Q4 results as I’ve laid out for you here, it shows significant and positive development and progress in many areas. Our eCOST management team in LA continues to provide outstanding leadership and innovative thought leadership that challenges our organization overall to be a better, faster and more responsive company. Their spirit and winning attitude is a great asset to our organization overall, and I’m excited about the results that we have and our future in that piece of our business.
Now for some specifics on the financial results for the year and the quarter, let me turn the call over to Mr. Madden, Tom.
Thomas J. Madden, Senior Partner — Chief Financial Officer and Chief Accounting Officer

Thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the quarter ended December 31, 2008. Then I will provide some select operating highlights of our individual business segments as well as an update on our recent credit renewals. As reported in our press release, our consolidated revenue for PFSweb in the quarter ended December 31, 2008 was $112.8 million compared to $122 million reported in the fourth quarter of 2007. Gross profit for the fourth quarter of 2008 was $13.4 million or 13.4% of net revenue excluding pass thru revenues as compared to $13 million or 11.8 million of net revenue excluding pass thru revenues in the fourth quarter of the prior year.
The increase in consolidated gross margin percentage is primarily attributable to a decrease in product revenue, which represents our lower gross margin business and a slight increase in service fee revenues which is our higher gross margin business.
As we had discussed previously, we utilize adjusted EBITDA as a key metric in evaluating our operational performance. In the fourth quarter, our consolidated adjusted EBITDA was $2.4 million versus $3.5 million in the prior year period. For the fourth quarter, net loss was $16.2 million or $1.63 per basic and diluted share compared to net income of approximately $661,000 or $0.07 per basic and $0.06 per diluted share for the same period last year.
Our net loss for the 2008 fourth quarter includes a non-cash charge of $16.3 million attributable to the impairment of identifiable intangibles and goodwill at eCOST.com. Similar to many other companies reporting their year-end results, this impairment charge was taken in accordance with Statement of Financial Accounting Standards 142 and relates primarily to the adverse equity market conditions and the global economic slowdowns that caused a decrease in PFSweb stock price as of December 31, 2008. While this impairment charge reduced reported results for 2008, it did not affect operations, debt covenants or the company’s liquidity position as of year-end. Excluding this charge, we would have reported net income of approximately $100,000 for the December 2008 quarter.

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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Another key metric we use in evaluating our financial performance is non-GAAP net income. To calculate this, we exclude from net income calculated in accordance with GAAP, the impact of stock-based compensation, goodwill and intangible asset impairments and amortization of identifiable intangible assets.
For the fourth quarter, non-GAAP net income was approximately $0.4 million or $0.04 per basic and diluted shares as compared to non-GAAP net income of about $1.1 million or $0.11 per basic and $0.10 per diluted share for the same period last year. As Mark indicated earlier, this is our seventh consecutive quarter of positive non-GAAP income results.
Now turning to the results for the full year. Our consolidated revenue for calendar year 2008 was $451.8 million compared to $446.8 million in 2007. Revenues in 2008 were negatively impacted in our Supplies Distributors business due to a decline in demand, especially during the fourth quarter, which is primarily attributable to the global economic pressures during the period as well as a reduction in eCOST revenues due to the reduced focus on the B2B segment. However, these decreases were more than offset by further growth in our Service Fee business activity as Mike discussed earlier.
Gross profit for 2008 was $52.8 million or 12.7% of net revenues, excluding pass thru revenues, compared to $46.8 million or 11.3% of net revenues, excluding pass thru revenues, in 2007. Adjusted EBITDA for calendar year 2008 was $10.1 million as compared to $10.9 million prior year.
Net loss for the calendar year 2008 was $15.7 million or $1.58 per basic and diluted share compared to a net loss of $1.4 million or $0.14 per share for the prior year. Excluding the impairment charge, our net income results were a positive $0.6 million for calendar year 2008.
Non-GAAP net income, as discussed earlier, for the entire 2008 calendar year was a positive $1.9 million. This was right in the middle of our one million to $3 million guidance provided in early 2008. This equates to about $0.20 per basic and diluted per share as compared to non-GAAP net income of $0.2 million or $0.02 per basic and diluted share for the prior year. So on a bottom line basis, excluding the impairment charge, our bottom line results for calendar year 2008 were nearly $2 million better than the prior year.
We also think it’s important to note that for the calendar year 2008, PFSweb generated positive free cash flow on a consolidated basis. For the year the company generated $3.7 million of free cash flow compared to free cash flow of $1.5 million for the same period last year. To calculate free cash flow we utilize the net cash provided by operating activities less capital expenditures.
Turning now to the performance of select business segments for the year ended December 31, 2008. First on a service fee basis, service fee revenue basis, this increased 15% to $85.4 million from $74.5 million in the prior year. This growth is attributable to new contracts as well as incremental project activity.
SG&A increased in 2008 versus the prior year primarily due to the increased personnel costs and the prior year results benefiting from a favorable impact on exchange rates on certain intercompany accounts. For our Supplies Distributors business segments, revenue was $230.7 million in 2008, which is a slight decrease as compared to the $235.4 million for the prior year. Again, this decrease is primarily due to the weaker global economic conditions.
Gross margins as well as net profit in this business were generally in line with prior year results and expectations. As for eCOST.com revenue in 2008 was approximately $100 million compared to approximately $104 million last year. As Mark indicated, our enhanced focus and success in the Business to Consumer segment was partially offset by the revenue decline in the Business to Business segment for eCOST. However, our bottom line results for eCOST improved as a result of the higher margins in the B2C business as well as continued strong cost focus.

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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Now let me share a quick update on our financing for the business units. Obviously, as a result of the difficulties in the global credit markets over the last several months, we have had frequent proactive contact with all of our lending partners. With that said, we are pleased to announce that we just completed the renewals of our financing facilities with IBM Global Finance and Comerica through March of 2010. Along with the extension of our agreements with Wachovia and Fortis, which we announced earlier this year, on a collective basis over the past three months, we have renewed credit facility totaling approximately $100 million in size. And we believe we have the financing in place to support our current business needs.
Now I’d like to turn the call back over to Mark for some closing remarks, Mark.
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer

Okay. Thanks, Tom and Mike. So just a recap. Despite the tough economy during the year and especially the fourth quarter, our results for December 2008 quarter and the calendar year we believe were outstanding. We believe we’ve made necessary adjustments to our business to weather the economic challenges that we currently see in front of us as well, and we believe we have strong support from our banking partnerships going forward as Tom just described. And most excitingly as Mike went through, we believe we have some great growth prospects in our new business pipeline and our Services segment and in the eCOST.com consumer channel that we remain hopeful will lead us forward through 2009 and beyond.
That concludes our prepared comments for today, and operator, we’ll now be available for a few questions.

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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          QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question is from Alex Silverman of Special Situations Funds.
<Q>: Morning.
<A — Michael Willoughby>: Morning, Alex.
<Q>: Couple of questions here. First, can you give us a sense, what kinds of businesses are in that $50 million of biddable business? Is there any change?
<A — Michael Willoughby>: Hi, Alex, it’s Mike. So generally speaking, we see the new business pipeline, a lot of the business in there is direct to consumer. I mentioned we’re really aggressively targeting prestige and luxury brands and these brand holding companies.
<Q>: Okay.
<A — Michael Willoughby>: And if you looked at the pipeline you’d see a lot of representation in prestige and luxury brands and even a couple of these holding companies where there are multiple opportunities with a single win kind of a scenario. We do still see opportunities in our B2B in high-tech side of the portfolio, so we still have opportunities in that area. And we also have global opportunities represented there with European and global opportunities. But I think the primary focus is on this direct to consumer push.
<Q>: Okay, great. And Tom, I think you said you’re comfortable with the financing in place for your needs for 2009. What does that assume in terms of CapEx?
<A — Thomas Madden>: Currently we’re forecasting to be about three to $5 million of capital expenditures this next year. That will include certain — usually about $1.5 million to $2.5 or $3 million of just base capital expenditures to maintain the operations of the business, and then some additional amount for the future client activity. Many of the client opportunities that we’re aware of right now we believe will be able to be utilized in our existing infrastructure, so that should minimize capital expenditures. Obviously you know if the right opportunity comes along, we’re willing to look at utilizing new infrastructure to the extent required. But at this point in time, many of our existing opportunities look they could utilize existing.
<Q>: Okay, great. I think you said eCOST B2B was down $10 million in 2008. Is that right?
<A — Mark Layton>: Yes.
<Q>: How much of that was in the fourth quarter?
<A — Mark Layton>: It’ll be just a minute on that. You got another question, Alex, while we look that up?
<Q>: Yes, I do. Thank you. So you gave us some sense of the first quarter in the sense that B2B’s firming at eCOST. Can you help us at all with what the first quarter looked like for the Services side of the business?
<A — Mark Layton>: Not at this time, Alex. We don’t have everything rolled together yet. So obviously, the government contract we talked about discontinued on January 3.
<Q>: Yes.

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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<A — Mark Layton>: So and we’ve made significant adjustments for our cost infrastructure and other things. So the 2009 outlook, as Tom described earlier in there, is focused on generating. Our target is on generating positive free cash flow. But it’s going to be on a smaller revenue level than what we had in 2008.
<Q>: How about your remaining Service customers though? Are they, what’s the health of those businesses?
<A — Mark Layton>: I’d say it’s a little soft right now. I would not say alarmingly soft, but clearly the technology manufacturer segment in there is soft as we had indicated in our Supplies Distributors business in the fourth quarter. Things are sluggish. I wouldn’t call them alarmingly sluggish, but it’s indicative of the slowdown that I think everyone’s experiencing.
<Q>: Okay. And then in terms of — how much contribution could the Platinum Club business make to the B2C side of eCOST?
<A — Mark Layton>: Well, I think the most important part of it is what I covered in the call comments, Alex. Being that the club members are much more aggressive in their buying patterns with us. So we see in a year an average Platinum Club customer buys from us about four times versus a new customer that is not a club member buying about 1.4 times in a year. So you’ve got, when you look at the customer acquisition model, obviously, a shopper who has more total gross margin activity is a lot more attractive to acquire than one who has less. So the club benefits seem to provide a little bit of a golden handcuff, if you will, to our customer base who return to us and buy more frequently. So that’s the most important part of the attribute.
<Q>: On an order of magnitude, though, are Platinum Club members 10% of your customer base, 20, 35, whatever?
<A — Mark Layton>: It’s less than 10% right now of our annual customer volume, let’s say. So but obviously with the growth numbers that I was quoting where we were up 800% and about 650% in growth in December and January, I think what you’re going to see is the value of the Club itself has become much more significant. So not only is it helping us to acquire new customers, but we’re seeing our existing customer base move to becoming Club members when they were not previously. So that’s just actually a good measurement question there and I’ll be sure to update on that as we go forward, but it’s a little less than 10% right now.
<Q>: Okay, great. Thanks. I’ll get back in the queue.
<A — Thomas Madden>: Alex?
<Q>: Yes?
<A — Thomas Madden>: Alex, this is Tom. To answer your earlier question on the B2B component. The revenue for the fourth quarter was down approximately $6 million in the B2B segment.
<Q>: So the vast majority of the decline last year was in Q4.
<A — Thomas Madden>: Yes.
<Q>: Got it, great. Thank you so much.
<A>: Thanks, Alex.
Operator: Your next question is from George Walsh of Gilford Securities.

PFSweb, Inc.	PFSW	Q4 2008 Earnings Call	Apr. 2, 2009
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<A — Michael Willoughby>: Hi, George.
<Q — George Walsh>: On the eCOST side, how is the competitive factors working versus retailer closeouts in the brick and mortar side in terms of pricing you have to do as that’s developed, and also versus acquiring product to sell?
<A — Mark Layton>: I would say that in terms of just the retail side of it and what’s going on I don’t think the competitive environment has changed significantly for us. Our primary competitors in that business are not brick and mortar retail guys, so I’ve had some questions about well what did it mean when Circuit City went out. It really doesn’t have any impact on the eCOST business per say out there because we’re more competing with a group of online electronics and technology and home house ware retailers out there, so that environment remains competitive. It’s always been competitive; the key comes down to the factors that I described earlier about access to sourcing.
I think more than anything else our growth and success over the last year or so has really began to open or maybe reopen doors that eCOST had back in its earlier heyday where our merchant team is gaining success in being able to source a lot of name brand products. So for example, in the fourth quarter last year we picked up access to Sony notebooks that we had not previously had. And so I would say that our own success is opening those doors out there. I don’t know that I can point, George, to any other specific out there that say its wow, the economic environment or the competitive environment has done this and changed the competitive landscaping. It’s always been a competitive marketplace and continues to be that.
<Q — George Walsh>: Okay. And, Mike, I was wondering on the Services side as you target the luxury brand market, how is that fairing in this environment? And what’s driving the volumes there, well, the interest on your clients that want to increase their initiatives there? Is it pricing points that they’re looking for? Or is it just that there’s, they just expect more volume to come through the medium of online sales?
<A — Michael Willoughby>: First, I think when you look at the industry overall, online sales are still growing at a modest rate or at least flat across the industry. So if you look at brick and mortar sales are definitely down. Companies if they’re evaluating where to make investments then the online channel is still attractive. The other thing that’s interesting is that among luxury brands particularly, because prestige and luxury were two different classifications. Although similar, prestige is just slightly below luxury. But if you look at the luxury brand segment according to Forrester, 70% of the luxury brands do not have a direct to consumer online initiative that they own and operate.
So there’s a tremendous backlog of projects out there for brands, luxury brands, to go online. And I think that they realized last year that they were missing the boat and are late to the party bringing an online initiative on. So there’s a pent-up demand. And I think a sense of urgency for some of these brands to have their own direct to consumer initiative. They realize that their ability to serve their consumer is diluted through the channel, that they don’t have control over their brands. So they directly take those brands to the marketplace. They want to be closer to the consumer, and they want to be involved in a part of the channel that’s still growing or at least maintaining. So for all those reasons we’re seeing a lot of pent-up demand flowing into our new business pipeline. And I think the opportunities there are fantastic.
<Q — George Walsh>: Okay.
<A — Mark Layton>: And George, if I could just add to that. It’s Mark. Along with that point in there, two years ago when Mike and I’d go see a brand fashion client as he’s describing in here, their number one concern about a direct to consumer deal had to do with competitive conflict with their traditional channel. And that concern has dramatically diminished over the last couple of years as a number of the brands have proven that there can be coexistence and the consumer will make the

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decision. The brands don’t compete on price with their traditional channel, so the traditional channel has to find its value-add in the marketplace, and if that’s price then it would be price. And the consumer can make the decision about that but as Mike said, brand companies want to be able to present their full range of products, color, style, and sizes to the consumer out there. And with the expense of retail shelf space and the competitiveness that’s out there, most major manufacturers are unable to display their full range of products. And the web is a way for them to be able to that, and consumers know that. And that’s what’s driving the growth in this channel and the pent-up demand that Mike described earlier.
<Q — George Walsh>: Okay. Is there anything in the luxury space that gives you better margins than certain other customers?
<A — Michael Willoughby>: I would say not necessarily. I think the product to an extent that is sold through luxury brands may have a different response to say a recession. The discretionary spending probably in that group is maybe still available more than maybe some other categories, but you know reality is that our services that we provide I think we’re, the margins that we’re getting are pretty comparable across the direct consumer segment.
<Q — George Walsh>: Okay.
<A — Mark Layton>: I’d say those clients tend to use a broader range of our services than some of the technology clients might use for example, so we end up with a kind of a more enriching contract relationship if you will with those clients than we might have had with a technology manufacturer for example.
<Q — George Walsh>: Okay. And would Tom, just two quick questions, one with the write-down in the goodwill, has that added to the value of the tax loss carryforward?
<A — Thomas Madden>: No that’s nontax deductible items.
<Q — George Walsh>: Okay.
<A — Thomas Madden>: We didn’t step up the basis from a tax standpoint.
<Q — George Walsh>: Okay. So that’s still at about $40 million?
<A — Thomas Madden>: In that range, yes.
<Q — George Walsh>: Okay. Also I was just wondering if with the balance sheet at this point, is there any flexibility in ability to perhaps buy back stock? Seeing as you’re trading at discounts, you’re still even at a discount to your tangible book. We’re thinking at like 35% of tangible book and about half of your cash and half of your working cap, versus your market cap. Is there any flexibility there yet developing?
<A — Mark Layton>: That’s always an interesting conundrum, George, and I’d say in this environment we don’t have any plans to do that. The credit markets being as they are, we just want to maintain as much flexibility as we can in terms of our cash resources that are out there. But that’s something that is talked about frequently.
<Q — George Walsh>: Right, okay. Well obviously, is any buying on a corporate or a management level is certainly something that, certainly should be constructive and certainly hopefully should be something very profitable in the future for anyone in the company on a corporate scale. Okay. Thank you.
<A — Mark Layton>: Thank you, George.

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Operator: [Operator Instructions] There are no further questions at this time, sir.
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer

Great, Nicole, thank you. I appreciate everyone’s time this morning and best wishes. We’ll talk to you next quarter.
Operator: Thank you. This concludes today’s conference. You may now disconnect.